EXHIBIT 5.9

CONSENT OF EXPERT

June 16, 2025

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Hamilton Matias, do hereby consent to (i) the written disclosure regarding:

•	Sections 11, 12, and 14 of the Technical Report, Olympias Mine, Greece, effective December 31, 2023, originally prepared by Ertan Uludag;
•	sections 11, 12, and 14 of the Technical Report, Efemçukuru Gold Mine, Turkey, effective December 31, 2023, originally prepared by Ertan Uludag;
•	sections 2, 11, 12, 14, 25, and 26 of the Technical Report, Kişladağ Gold Mine, Turkey, effective January 17, 2020, originally prepared by Stephen Juras (except Section 14.7);
•	the Efemçukuru underground Mineral Resources;
•	the Kişladağ open pit Mineral Resources;
•	the Olympias underground Mineral Resources;
•	the Stratoni underground Mineral Resources; and
•	other information pertaining to these projects

and (ii) the references to the undersigned’s name (a) in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (b) under the caption “Interest of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

By:	/s/ Hamilton Matias
Hamilton Matias, MAusIMM